Exhibit 10.54

MOTOROLA MOBILITY DOMESTIC

RELOCATION POLICY

HOMEOWNERS

TABLE OF CONTENTS

A. INTRODUCTION	3

B. GENERAL INFORMATION	4

C. SELLING YOUR HOME	6

D. HOME PURCHASE ASSISTANCE	13

E. SHIPMENT OF HOUSEHOLD GOODS	17

F. FINAL MOVE TO NEW LOCATION	19

G. TEMPORARY LIVING	20

H. RELOCATING PARTNER ASSISTANCE	21

I. MISCELLANEOUS RELOCATION ALLOWANCE	22

J. REIMBURSEMENT	23

K. TAX INFORMATION	24

L. CONCLUSION	26

APPENDIX A - Group Move	27

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

A. INTRODUCTION

Congratulations on your new position and/or assignment! All of us in the Global Assignment Center (GAC) Domestic Relocation department at Motorola Mobility extend our best wishes to you on your new assignment. In order to make your relocation as smooth and easy as possible, we are committed to providing expert assistance and guidance throughout your relocation.

It is Motorola Mobility’s intent to provide relocation assistance consistent with other Motorola Mobility policies, i.e. medical benefits. Motorola Mobility’s Global Assignment Center’s relocation policy will consistently extend relocation benefits to all employees and their relocating partners. Relocating partners will include spouses, fiancés, or significant others, including same sex relationships, where not prohibited by law. Relocation benefits will also extend to immediate family members. Immediate family members include the employee’s and/or partner’s natural children, adopted children, stepchildren, foster children and children for whom he or she is a legal guardian. This will enable Motorola Mobility to continue to compete, recruit and relocate the best talent worldwide and to mobilize that talent to best suit business needs.

The GAC Domestic Relocation Program has been designed to assist you in making this transition with a minimum amount of difficulty. To further your understanding of this program, we recommend you read this policy and use it as a reference guide during your relocation. Should you have questions pertaining to information found in this policy, or relocation in general, please feel free to call your GAC Consultant.

Your relocation benefits are available for up to one year after the start of your new position and/or assignment.

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

B. GENERAL INFORMATION

Who Is Eligible?

You are eligible for the relocation assistance described in this policy if the following guidelines are met:

•	You are an employee of Motorola Mobility or have accepted an offer of employment and are joining Motorola Mobility.

•	You are requested to relocate by Motorola Mobility and are not part of a group move. Group move benefits are described in the Motorola Mobility Group Move Policy.

•	The distance between your former residence and new place of work is at least 50 miles greater than the distance between your former residence and former place of work. This is an IRS requirement.

•	Family members covered under this relocation policy include your relocating partner, dependent children, and any immediate family members who permanently reside with you.

•	Note: If both you and your partner are employees, only one relocation policy will be provided.

Relocating partner shall include the spouse, fiancé, and significant other, including same sex relationships of an employee who is relocating to another facility at the request of the company. Relocating partners must meet the following requirements:

•	Be at least 18 years of age

•	Unrelated by blood to a degree of closeness that would prohibit marriage by law in the area they reside

•	Neither partner is married to another person under statutory or common law, nor are they in another partnership

•	Partners are currently in a single, dedicated relationship for a minimum of 6 consecutive months, and intend to remain in the relationship indefinitely

•	Partners share the same residence for a minimum of 6 consecutive months

The Relocation Process

Once the GAC Domestic Relocation department receives written authorization from your hiring manager, a GAC consultant will contact you to assist you throughout your relocation. Your consultant will review Motorola Mobility’s policy with you and, if desired, other family members, to ensure a complete understanding of relocation benefits and your individual circumstances. Based on your needs, your consultant will then arrange for Motorola Mobility’s partners to contact you to review their services and arrange appropriate times to begin the various services. The GAC consultant is your advocate throughout the relocation process. Your consultant will assist you in managing the entire relocation process as well as any issues or concerns you may have.

To enhance the services provided to you during relocation, we have partnered with professionals who are experts in the relocation field. We recommend you utilize their expertise to assist you and your family during your relocation. Your first few days will be very busy speaking to our partners and arranging their services to meet your needs. A relocation timeline and contact list will be sent to you to assist in this process.

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

Motorola Mobility has implemented a best in class relocation program to assist you in your relocation. Your successful relocation depends on everyone partnering effectively to ensure a smooth transition to your new location. Your GAC consultant will be in contact with your service partners throughout your relocation to keep informed of your relocation progress. You (and any eligible family members), your GAC Consultant and Motorola Mobility’s service partners all play a critical role in ensuring a successful relocation. If you have any questions regarding the relocation process or responsibilities, please feel free to discuss these with your GAC Consultant.

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

C. SELLING YOUR HOME

Motorola Mobility realizes the sale of your home is one of the most important events of your relocation. The relocation policy provides a two-step program to assist in the sale of your home: 1) Home Marketing Assistance to help sell your home, and 2) A Guaranteed Buy-Out in the event your home does not sell. Motorola Mobility has contracted with a Relocation Management Company to assist you in the home sale process. To ensure their objectivity this company is paid a fee by Motorola Mobility and does not earn a commission on the sale of your home.

To ensure compliance of IRS requirements, there are two important points to follow while selling your home: The inclusion of the listing clause (page 8) and adherence to the Eleven Steps for an amended sale (page 10). Please take the time to read these paragraphs carefully, as both must be followed to ensure your eligibility for relocation benefits. If they are not followed, you will forfeit any relocation benefits pertaining to the sale of your home, including payment of commission and closing costs.

Eligible Homes

You are eligible for assistance in selling your principal residence, including a guaranteed buyout, if you own a completed single-family or two-family residence, including a condominium. This includes land customarily considered part of a residential lot and property normally sold with a residence according to local custom.

Your home is defined as your main home (residence). It can be a house, townhouse, or condominium. It does not include other homes owned or kept up by you or members of your family. It also does not include a seasonal home, such as a summer beach cottage. Your former home means your home before you left for your new job location. Your new home means your home within the area of your new job location.

Non-Eligible Homes

Mobile homes, cooperative apartments and houseboats are not eligible for assistance.

In addition, to be eligible, a residence cannot:

•	Be under construction or under remodeling.

•	Be ineligible for financing.

•	Contain or have contained any hazardous or toxic substance.

•	Be situated on or near any hazardous or toxic substance.

•	Be partly used for non-residential purposes.

•	Include land in excess of a normal lot for the neighborhood in which it is located.

•	Be a non-principal residence.

•	Be a farm, ranch, etc.

•	Have a code violation (building codes, safety codes, etc.).

•	Be on rented property.

Stucco Homes

If your home contains stucco, a certified inspector will be hired at Motorola Mobility’s expense to conduct an inspection to determine if it is natural or synthetic stucco.

Homes containing natural stucco will be eligible for the marketing assistance, guaranteed buyout, and the amended sale program.

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

Homes containing synthetic stucco will be eligible for marketing assistance and closing services. Closing services includes payment for eligible closing costs associated with the sale of your home. These homes will not be eligible for the guaranteed buyout and amended sale program, and will fall under the category of non-eligible homes.

Every effort will be made to assist you in securing a buyer for your home. Your participation is required in the marketing assistance program including following the recommended guidelines. This may allow eligibility for additional duplicate mortgage payments and an 80% equity advance.

For further information regarding the eligibility of your home, please contact your GAC Consultant.

Home Marketing Assistance

Motorola Mobility has partnered with a Relocation Management Company to assist with the sale of your home. This company administers a Home Marketing Assistance Program that has been designed to provide expert assistance in the sale of your home. A counselor from the Relocation Management Company will assist you with broker selection, suggested listing price, marketing plans, listing agreements, and sale negotiations. This counselor will work as your advocate throughout the sale of your home.

Getting Started

Your GAC Consultant will initiate you into the Home Marketing Assistance Program. To ensure you receive full relocation benefits, you must not:

1.	List your home with a family member, even if the family member is a licensed real estate broker.

2.	Discuss or list your former home with any realtor prior to discussing the procedures and timing with the GAC Domestic Relocation department.

3.	Discuss or purchase property in the new location prior to discussing the procedures and timing with the GAC Domestic Relocation department.

4.	Discuss or purchase property in the new location until you have received an estimate of value for your property in the old location.

After discussing the program with you, the Relocation Management Company will refer you to at least two (2) trained relocation real estate agents. All realtors in our program are prequalified according to measurement standards developed by the GAC Domestic Relocation department and the Relocation Management Company. Since these agents are trained and experienced in the area of relocation, it is in your best interest to work with them. In utilizing a preferred realtor, you are assured of a top agent dedicated to assisting relocating employees.

Agent Selection

The two recommended real estate agents will each prepare a Market Analysis and a Marketing Strategy for your home. The Relocation Management Company will review these reports for thoroughness and clarity and discuss them with you to devise a marketing plan for your home.

The Market Analysis will contain information on how your home compares with other properties currently listed, as well as those recently sold. A very thorough analysis will also include information on other factors, such as new businesses moving into the area, changing market

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

conditions, or a new subdivision that directly competes with your home. Each analysis will also contain the agent’s opinion of the most probable list & sale’s price for your home. If the two agents’ sales price opinions vary by more than five (5) percent, a third opinion will be ordered. The two closest opinions will be used for the marketing and listing strategies.

The Marketing Strategy describes the agent’s recommendations for notifying prospective buyers that your house is for sale. The strategy should include exactly how the home will be advertised, whether or not there will be open houses, how other brokers in the area will be contacted, etc. It is to your advantage to take an active part in developing the Marketing Strategy for your home. Your own knowledge of the area will be helpful in this regard. The Marketing Strategy will be updated and discussed with you on a regular basis throughout the marketing period.

After you and the Relocation Management Company have thoroughly reviewed both agents’ Marketing Analyses and Marketing Strategies, you may select one of these agents to list your home.

Listing Your Home

Utilizing the information obtained in the two market analyses, you can now establish your list price. Your list price must be within the range of the recommended list prices of the two agents. This will allow eligibility for the required 90 day listing period, guaranteed buyout, duplicate mortgage payments and equity advance program.

While your home is on the market, the Relocation Management Company will review the list price and marketing strategy with you and your agent. This review will occur at least every ten days to determine if a change in strategy or list price is necessary.

Listing Agreement Clause

It is essential to this program that specific language is inserted into your listing agreement in order to comply with IRS guidelines and accounting procedures. While the Relocation Management Company will work with the listing agent to make sure this language is present in the listing agreement (and not just attached), you should be familiar with this clause:

It is understood and agreed, regardless of whether or not an offer is presented by a ready, willing, and able buyer that:

1)	No commission or compensation shall be earned by or be due and payable to broker until the sale of the property has been consummated between seller and buyer, the deed delivered to the buyer, and the purchase price delivered to the seller; and

2)	The sellers reserve the right to sell the property to (Relocation Management Company), or to its designated nominee (individually and collectively a “Named Prospective Purchaser”) at any time. Upon the execution by a Named Prospective Purchaser and me (us) of an Agreement of Sale with respect to the property, this Listing Agreement shall immediately terminate without obligation on my (our) part or on the part of any Named Prospective Purchaser to either pay a commission or to continue this listing.

3)	It is agreed that this listing may be terminated by the seller at any time without cost or obligation to the seller if the seller is dissatisfied with the performance of the broker or agent.

The above Exclusion Clause should be included in your listing agreement with your Realtor. This clause preserves your right to accept the Guaranteed Offer without obligation to pay a broker’s commission. This does not, however, prevent your broker from receiving a commission for bringing about a sale to a bona fide buyer which subsequently closes.

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

If you have questions concerning this clause or the listing/sale process in general, please be sure to discuss these with your GAC Consultant and/or the Relocation Management Company.

Receiving Offers and Negotiating a Sale

Your listing agent will present each offer as it is received, so that you and the Relocation Management Company can review it. If an offer is tendered directly to you, you should immediately refer them to your agent. Please do not accept a deposit; sign the contract of sale; or accept an offer, either orally or in writing; since this may invalidate your home sale benefits.

The Relocation Management Company will evaluate the buyer’s offer and the buyer’s qualifications. In addition, they, along with your listing agent, will assist you in the negotiating process. This professional negotiating assistance can help maximize the sales price and reduce your concerns during the sale process. The Relocation Management Company will also ensure the purchase agreement does not contain any unusual terms, conditions, or contingencies such as the buyer selling his or her current home. They will also guide you on any inspections required to sell your home.

Amended Sale Process

When you have successfully negotiated the sale of your home, the Relocation Management Company will utilize what is known as an Amended Sale to complete the sale. This Amended Sale process will allow you to sell your home to the Relocation Management Company, who will in turn sell it to your buyer. Managing the closing of your home will become the responsibility of the Relocation Management Company.

The Internal Revenue Service has outlined eleven steps that you and your agent must follow during the Amended Sale process. These steps are described below. If, after reviewing this information, you have questions about this process, please contact your GAC Consultant or the Relocation Management Company.

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

Eleven Steps / Amended Program

•	Your listing agreement must include the exclusion clause.

•	You must not accept a down payment from a buyer.

•	You personally must not sign any offer presented by any potential buyer. The Relocation Management Company will take care of accepting the offer.

•	Rather than entering into any agreement with a buyer, you will be entering into a binding sale contract with the Relocation Management Company.

•

After execution of the contract of sale between you and the Relocation Management Company, and after you have vacated the home, all burdens and benefits of ownership will pass to the Relocation Management Company.

•

The contract of sale between you and the Relocation Management Company will be “amended” and is unconditional and not contingent on any event, including the potential buyer obtaining a mortgage commitment.

•	You will not have the ability to exercise any control over the subsequent sale of the home by the Relocation Management Company.

•	The Relocation Management Company will have a separate listing agreement with a real estate agent to assist in the resale of the property.

•	The Relocation Management Company will enter into a separate contract to sell the home to a buyer.

•	On the resale of the home, the Relocation Management Company will arrange for transfer of title to the buyer.

•	The purchase price eventually paid to the Relocation Management Company on behalf of Motorola Mobility by the ultimate buyer will not affect or change the price paid to you.

NOTE: If the Eleven-Steps/Amended Program is not followed, you will be ineligible for reimbursement of your closing costs.

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

Guaranteed Buy-Out Offer

The best opportunity to sell your home at the highest possible price is through the Marketing Assistance Program. The Guaranteed Buy-Out Offer should be used as a final option in selling your home.

In the event your home remains unsold after a 90-day marketing period at the recommended list price, and provided you have followed the home marketing program guidelines, Motorola Mobility, through the Relocation Management Company, will offer to purchase your home, according to the guidelines described in the following paragraphs.

Establishing the Value

The Relocation Management Company will provide you with a list of qualified relocation appraisers. You will be asked to choose two appraisers from this list to appraise your home. If the appraisals are within five (5) percent of each other, the average of these two figures will determine the amount of your Guaranteed Buy-Out Offer. If the appraisals differ by more than five (5) percent, a third appraisal will be ordered, and the two closest appraisals will be averaged to determine the amount of your Guaranteed Buy-Out Offer. If three (3) appraisals are equi-distance the average of all three (3) appraisals will be used. These appraisals are based on current market conditions in effect approximately one month after the listing date, and may reflect a lower value than the brokers’ sales opinions. Please keep this in mind if purchasing a home in the new location prior to selling your former residence.

When the Relocation Management Company has received the written appraisals and inspection reports, they will be reviewed for accuracy and thoroughness. You may request a copy of the appraisals and all reports from the Relocation Management Company.

Only appraisals ordered and reviewed by the Relocation Management Company will be used to determine the guaranteed buyout value. Motorola Mobility will not pay for or consider any other appraisals. It is recommended that you provide information to the appraisers on any items you believe may assist the appraisal process. For instance, recent comparable sales, improvements to your home, etc. Each appraiser will establish their independent value of your home.

Inspections

Any inspections, which are necessary to sell your home to the Relocation Management Company, will be ordered at the same time as the appraisals. If the inspections reveal needed repairs, the cost of these repairs will be your responsibility. The Relocation Management Company can assist you in arranging and re-inspecting any necessary repair work.

Accepting the Guaranteed Buy-Out Offer

Once the Guaranteed Buy-Out Offer has been presented to you, you will not be eligible to accept it until the 90th day of marketing. When deciding to accept the offer, notify the Relocation Management Company of your decision. They will guide you through the contract signing process. Your signed and notarized contract should be returned to the Relocation Management Company on or before the end of the 90th day. Upon acceptance of the offer, you will have 30 days to vacate your home.

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

Rejecting the Guaranteed Buy-Out Offer

In the event you elect not to accept the Guaranteed Buy-Out Offer, you will forfeit all relocation benefits/reimbursements pertaining to the sale of your former home, (e.g., real estate commission, closing costs, legal fees, duplicate house payments, etc.) If you received an equity advance it must be repaid immediately.

Your personal situation should be discussed with the GAC Domestic Relocation department prior to selecting this option.

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

D. HOME PURCHASE ASSISTANCE

Purchasing a new home is an important decision. Motorola Mobility’s relocation program provides assistance to all transferring homeowners who wish to purchase a home in the new location. After the marketing of your former home is under way, the GAC Domestic Relocation department and the Relocation Management Company will assist you in managing the process of finding a new home.

Home Finding Program

The Relocation Management Company will work with you and your family to establish your criteria for finding a home in the new location. The type of community you are interested in, school choices, and commuting time are some of the things discussed prior to beginning your search for a new home. This should help you and your family focus on appropriate areas in your new location and reduce the amount of time you must spend on finding a new home that meets your needs.

Home Finding Agent

The Relocation Management Company with input from Motorola Mobility has pre-screened and identified the top agents in your new location. After reviewing your individual needs, the Relocation Management Company will select a real estate agent(s) who will suggest several possible community choices and help select an area which best suits you and your family’s needs. You may then work with the Relocation Management Company and your agent to develop a custom home finding itinerary to maximize the time spent on your home finding trip. It is strongly recommended you work with the assigned agents to ensure full home purchase benefits.

Motorola Mobility recognizes working with an agent to purchase a new home is a very important and personal choice. If, for any reason, you are not comfortable with the agent to whom you have been referred, please contact the Relocation Management Company immediately and a new agent will be selected.

Home Finding Trip

To assist you in planning your home finding trip, the recommended Motorola Mobility Travel Partner will contact you to coordinate travel and hotel arrangements. Please remember to plan your trip carefully as there is a charge for changed travel plans by our travel department. If traveling by air, we recommend you plan your trip dates as far in advance as possible and include a Saturday night stay to help control costs.

Prior to making this trip, you should:

•	Have the Relocation Management Company determine the market value of your former home.

•	Be pre-qualified for a mortgage.

•	Be referred to one of our preferred realtors.

Your home purchase assistance benefits include a home-finding trip of up to five (5) days / four (4) nights for you and your relocating family. The following documented reasonable expenses are reimbursable: round-trip transportation via the most direct route, lodging, meals, childcare, pet care, and car rental. Please be sure to keep all receipts, including those for meals, to ensure reimbursement.

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

Mortgage Program

In order to assist you in obtaining a new mortgage, Motorola Mobility has contracted with a number of lenders who specialize in relocation. You may also use the Motorola Mobility Employees Credit Union to secure a mortgage.

The mortgage lenders will contact you directly and provide information about the types of mortgages available, interest rates, qualifying requirements, and other essential mortgage program elements. They will assist you in determining which mortgage product best suits your individual needs. You may select whichever of these lenders you prefer.

Following are some advantages of using one of the designated mortgage lenders:

•	Quick Approval Process - You can be qualified for a mortgage prior to your home finding trip. This will strengthen your purchase offer in the new location.

•	Direct Billing of Closing Costs to Motorola Mobility - Covered closing costs will be billed directly to Motorola Mobility, reducing your out of pocket expenses.

•

Maximum Coverage of Closing Costs – Closing costs of our preferred lenders are covered. Should you choose to utilize a lender outside of the preferred provider list, please note that some charges may not be covered. Lenders outside of the designated list may charge unnecessary fees. These costs will not be covered by Motorola Mobility and would become your personal responsibility. Only the items that are covered by our preferred partners will be reimbursed. Please ask your GAC Consultant for this list if needed. Motorola Mobility does not allow direct billing for non-preferred lenders.

•	Preferred Rates - Lenders categorize relocating employees as a lower mortgage risk. This may enable you to receive a more competitive interest rate.

•	Minimum Documentation - Your mortgage will be processed with a minimum amount of paperwork. This should make the mortgage process quicker, more convenient, and improve overall cycle time.

Please remember that we have made arrangements with these lenders to assist you in the mortgage process. We encourage you to talk to the designated lenders before making any arrangements on your own.

You are free to choose a lender other than one of the designated lenders. However, if you elect to use a lender other than those designated by Motorola Mobility, you will need to pay your home purchase costs first and submit documentation to your designated expense tracking company for reimbursement. Only reasonable and customary home purchase expenses as outlined below will be reimbursed. You may wish to discuss this option with the GAC Domestic Relocation department prior to choosing an outside lender.

Covered Expenses

You are eligible for home purchase benefits for up to one (1) year after the start date of your new position and/or assignment. Reimbursable expenses include:

•

Legal fees for a real estate attorney to review your contract and represent you at closing, property survey costs, appraisal and lender required inspection fees, credit report costs, lender’s portion of title insurance*, and similar closing costs required by a lending agency and representing payments for services rendered

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

•	Charges by the lending agency, variously called “loan origination fees” or “points,” but not including pre-paid Private Mortgage Insurance (PMI), up to one (1) percent of the new mortgage amount

•	Costs of recording the deed or mortgage

•	Any charges or stamps levied by a government authority in connection with obtaining the loan or transferring title

In the event that you are building new construction, the policy benefits will only apply to one closing.

*The homeowner portion of title insurance is not reimbursable. The miscellaneous allowance can be used for this expense.

Non-Covered Expenses

Certain costs incurred as a normal part of home ownership are not eligible for reimbursement. These include prepayment of taxes, insurance, PMI and additional points you choose to incur as a result of lowering the interest rate below that quoted by the lender. Inspections not required by the lender (home inspection, etc.) will not be covered through the home purchase program. If you are unsure which mortgage costs are covered, please contact your GAC Consultant.

Equity Advance

If it is necessary for you to close on a new home prior to selling your former home, up to 90 percent of the equity in your former home may be available for an advance. A copy of your new home purchase contract is required for this advance. The calculation of the amount of your equity will be based upon the appraised value of your home less all outstanding mortgages and liens against your home. If you require an equity advance prior to the calculation of the appraised value, up to 80 percent of the available equity may be provided. The calculation used to determine this equity will be based on the lower of the two broker opinions less all outstanding mortgages and liens against your home. The Relocation Management Company administers the equity advance program and can assist you in applying for an advance if one is needed. Motorola Mobility covers all interest charges on this equity advance.

Duplicate Mortgage Payments

If you are authorized to purchase and close on a new home prior to selling your former home, Motorola Mobility will reimburse for duplicate mortgage payments. Expenses for your former home, including mortgage interest, taxes, insurance, utilities, and reasonable routine maintenance are covered. Principal is excluded since it is recovered as equity when you close on your home.

The Relocation Expense Company will administer duplicate mortgage payments. Payments will begin when you incur a mortgage expense in the new location. The duplicate mortgage payments will terminate with the sale of your home or at the end of your 90-day marketing period, whichever comes first. The maximum payment period allowed is 90 days, which coincides with the maximum time your home may be in the Home Marketing Assistance Program.

Note: If you decide not to accept the Guaranteed Buy-Out Offer, no further duplicate mortgage payments will be made.

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

Second Mortgages/Home Equity Loans

If you have a second mortgage or home equity loan on your former residence, Motorola Mobility will cover the payment under the Duplicate House Payments Program if the funds were used for capital improvements to your principal residence. Examples of capital improvements include a room addition, swimming pool, new roof, remodeling of a kitchen or bathroom, etc. Appropriate documentation of the capital improvements must be submitted to your GAC Consultant in order for the payment to be made. If you are unsure of the eligibility of your second mortgage, please contact your GAC Consultant.

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

E. SHIPMENT OF HOUSEHOLD GOODS

To help you in moving your household goods to the new location, Motorola Mobility has arranged for professional assistance through national van lines specializing in employee relocations. Your GAC Consultant will work with you to manage the process of arranging and paying for the shipment of your household goods.

The following items are covered:

•	The cost of packing, shipping, unpacking, and placement of furniture

•	The cost of disconnecting and reconnecting major appliances, e.g., washers, dryers, refrigerators, etc.

•	Storage of household goods for up to 30 days, should you be unable to occupy your new home due to circumstances beyond your control

Luxury items, such as boats or recreation vehicles, will not be covered under this policy. If you are not certain whether an item fits into the category of “luxury item,” please contact your GAC Consultant.

Car Shipment

If necessary, Motorola Mobility will arrange for the shipment of up to two (2) cars, provided the cars are operable (running), and the distance to your new location is at least 400 miles. Usually shipment of your cars should coincide with the shipment of your household goods. If you chose to ship two cars to the new location, only one rental car will be provided until your car arrives at the new location. Once your car is available in the new location no further car rental assistance will be provided. Other cars should be driven to the new location by you or a family member and will be reimbursed according to the guidelines in Section F: Final Move to New Location (page 19).

Shipment of Pets

Expenses for moving your household pets, up to $200.00 per pet, $400.00 maximum, are covered. Exotic animals, farm animals, and horses are not covered. Please contact your GAC Consultant should you need clarification or assistance regarding pet shipment. Additional pet expenses should be covered through your Miscellaneous Relocation Allowance, see Section I: Miscellaneous Relocation Allowance (page 22).

Insuring Your Shipment

Motorola Mobility insures the shipment of your household goods except as noted on the following page. It is unnecessary to purchase transit insurance from the mover or outside insurance companies, although the mover should be made aware of high-value items such as antiques and artwork. Please keep sales receipts or certified appraisals to assist in the claims process should art objects, antiques, or collections be damaged during transit. If, during the move, damage occurs to an item that is part of a matched set, you will be reimbursed for the cost to repair or replace only the damaged item, not the entire set, (e.g., dinnerware, vases, chairs, etc.). Articles affected by atmospheric conditions are not covered under this insurance.

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

Please carry all confidential, irreplaceable personal papers, photographs and Motorola Mobility documents with you.

Non-Eligible

There are certain articles that cannot be shipped and insured by Motorola Mobility. These articles include hazardous items, boats, recreational vehicles, jewelry, firearms, alcoholic beverages, money (including coin collections), deeds or other valuable papers, stamp collections, precious stones, etc. We suggest you move these items personally. If you are unable to do so, they can be insured and sent via registered mail at your expense. Motorola Mobility and the van line will not assume liability if these items are sent with the moving company.

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

F. FINAL MOVE TO NEW LOCATION

When you and your family are ready to move to the new location, Motorola Mobility will cover the following expenses:

En Route Expenses

You will be reimbursed for meals, mileage, tolls, etc., while traveling by the most direct route to your new home. If traveling by automobile and your new destination is more than 350 miles away, one (1) night’s lodging will also be reimbursed. If the new location is over 700 miles away, one (1) night’s lodging will be reimbursed for every 350 miles driven.

Expenses incurred in traveling to the new location via an indirect route in order to visit friends or family or to vacation, are not reimbursable.

Lodging/Meals

Hotel accommodations and meals in the former location for one (1) night while household goods are being packed and one (1) night in the new location while household goods are arriving or being unpacked will be reimbursed. This is in addition to the en route expense coverage described above.

Transportation

Mileage Allowance

Mileage allowance will be reimbursed at the current Motorola Mobility rate if you drive your own car to the new location. Bridge tolls, parking, and toll road fees will also be reimbursed. If a move involves more than one car, mileage and other expenses will be paid for those cars. This does not include cars owned as a hobby or part of a collection, or non-working cars.

Airline Travel

If you and/or family member(s) will be flying to the new location, arrangements should be made through the recommended Motorola Mobility Travel Partner.

Other Transportation

If you and/or family member(s) will be traveling to the new location via alternate forms of public transportation, e.g., train or bus, please contact your GAC Consultant prior to making arrangements.

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

G. TEMPORARY LIVING

It is the intent of Motorola Mobility to assist relocating employees should they be separated, for business reasons, from their family or while they and their family are in temporary housing.

Motorola Mobility will reimburse you for a maximum 30 days temporary living expenses at the new location, in either scenario as listed below:

Lodging expenses in the new location are reimbursed for 30 days if you and your family are unable to immediately move into your residence due to circumstances beyond your control. Expenses for meals are not reimbursable while in corporate housing.

OR

If you must report to your new assignment while your relocating partner remains behind, you are eligible for 30 days temporary living benefits as follows: lodging and reasonable meal expenses will be reimbursed at the new location for the relocating employee. Meals at the old location will not be covered, even if family members remain behind. This assistance is intended to eliminate the need to set up and maintain two households, including lodging, meals, etc. and will be provided only if the family is separated between the old and new locations.

Temporary living expenses will not be covered if you choose to delay occupancy of your home for remodeling, painting, etc.

Due to IRS regulations governing deductibility of expenses, payments to individuals such as friends or relatives are not permitted in lieu of hotel or meal expenses.

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

H. RELOCATING PARTNER ASSISTANCE

Motorola Mobility will provide assistance for an employee’s relocating partner. If your relocating partner is currently employed or planning to enter the work force in the new location, Motorola Mobility has contracted with a professional company to assist in resume preparation, interviewing techniques, job search, etc.

If your relocating partner is not employed or not planning on entering the work force in the new location, up to $1,500 will be reimbursed for eligible “settling in” services such as college courses, computer courses, etc. Please discuss eligibility of classes with your GAC Consultant. If both you and your partner will be employed by Motorola Mobility in the new location, this assistance is not applicable.

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

I. MISCELLANEOUS RELOCATION ALLOWANCE

Motorola Mobility’s Relocation Program is designed to cover many of the costs associated with your move. To help provide for expenses not specifically covered by this policy, Motorola Mobility will provide you with an allowance to assist you in paying these expenses. This allowance is equal to one month’s base salary, as of the effective date of transfer, less taxes.

This allowance may be used to cover expenses incurred as a result of your relocation that are not otherwise covered. Some items typically paid for through the miscellaneous allowance are:

Automobile registrations/driver’s license	Carpet removal, purchase and/or installation
Interior/exterior decorating	Drapery replacement/purchase
Additional pet expenses	Cable/antenna/utility hook-ups
Trash removal	Shipping cost of items not covered by Policy
Storage for more than 30 days	Expedited or special moving services
Telephone installations	Temporary living of more than 30 days
Cleaning or maid service	Tax consultation
Additional car rental	Gratuities
Trips to return home	Additional mortgage points
Non-lender required inspections	Home inspection for home purchase

Note: If both the employee and relocating partner are employees, only one relocation benefit package and one Miscellaneous Relocation Allowance will be provided.

All applicable State, Federal, and FICA taxes will be withheld and this payment will NOT be grossed up.

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

J. REIMBURSEMENTS

Expenses

Reimbursements of expenses require completion of the Domestic Relocation Expense Reimbursement Form. Contact your GAC Consultant for this form. It should be signed by you, accompanied by all receipts, and sent to the Relocation Expense Management Company at the address included with your initiation letter.

All relocation expenses should be submitted within 30 days of expenditure to ensure reimbursement.

Please remember, IRS guidelines and Motorola Mobility policy require appropriate documentation and reporting of all relocation expenses, including items charged on corporate charge cards. Relocation expenses must be submitted through the Relocation Expense Management Company and cannot be processed via Web Money. Please contact your GAC Consultant with any questions.

Repayment Agreement

Should you leave Motorola Mobility voluntarily or are terminated for Serious Misconduct (i.e., any conduct or omission that is a ground for immediate or summary termination under the Motorola Mobility Code of Business Conduct, the applicable Human Resources policies or other written policies or procedures of Motorola Mobility, or any contract of employment between you and Motorola Mobility) within one (1) year of your relocation, all relocation expenses incurred on your behalf must be repaid to the company. These expenses will be prorated from the start date of your new position and/or assignment until your last date of employment at Motorola Mobility.

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

K. TAX INFORMATION

The federal tax laws are the guidelines that govern the treatment of relocation expenses. Current regulations require that relocation expenses reimbursed to you or paid on your behalf be included in your gross income and be subject to income taxes. There is currently an exception for the shipment of household goods and travel to the new location for your final move. These expenses are excluded from gross income and are not subject to income taxes.

Tax Gross-Up

As described above, relocation reimbursements or payments increase your taxable income and increase your taxes. The increase in taxes can be alleviated to some extent by paying an additional amount to help with the tax liability. This is referred to as gross-up. A larger gross amount will be paid on your behalf so the net benefit after taxes will approximate your expenses. Motorola Mobility policy includes a gross-up to cover Federal, State and the Medicare portion of FICA taxes. The Social Security portion of the FICA tax is not grossed-up.

The gross-up payment itself is also considered income so it is subject to income tax and is also grossed up.

FICA Tax Impact

Since Motorola Mobility policy does not cover the Social Security portion of the FICA tax, this may affect your reimbursement. Unless your year-to-date payroll has already met the salary level at which Social Security is no longer deducted, Social Security taxes will be withheld from the reimbursement of your taxable relocation expenses. When relocation expenses are paid directly to a service supplier on your behalf or are reimbursed (e.g., temporary living and closing costs) you are responsible for Social Security taxes on these expenses. Payroll updates your earnings to reflect the relocation income for these expenses, and deducts the associated Social Security taxes from the next paycheck. These updates are done on a monthly basis by Motorola Mobility’s Payroll department.

Tax Policy

Reimbursements and payments made on your behalf for relocation expenses are generally considered taxable income. Current tax law excludes the following expenses from your income:

1.	Moving household goods and personal effects from your former residence to your new residence

2.	Travel and lodging during the final move from your former to your new residence

3.	Storage of household goods for up to thirty (30) days following your final move

4.	Selling costs on the sale of your former residence when the Eleven-step Amended Sale Program is followed or when a Guaranteed Buy-Out offer is accepted

Gross-up Policy

Motorola Mobility policy provides a tax gross-up to cover the additional tax liability on relocation expenses that are considered taxable income. The following items are exceptions:

1.	Miscellaneous relocation allowance

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

2.	Home purchase points - may be taken as an itemized deduction on your tax return

3.	Duplicate house payment interest and taxes - may be taken as itemized deductions on your tax return

Tax Forms

Motorola Mobility’s Payroll department will provide you with the following tax form:

W-2 Wage and Tax Statement - The W-2 includes all taxable reimbursements and payments made on your behalf.

The expense tracking company will provide:

A Relocation Tax Report – This includes a list of itemized relocation expenses, gross-up and appropriate tax forms.

Tax Assistance

The GAC Domestic Relocation department will provide general guidelines on tax and gross-up policies related to relocation. However, it is your responsibility to seek independent tax advice and/or counsel as deemed necessary.

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

L. CONCLUSION

Once you have completed your relocation, you can expect to receive a relocation survey. Your feedback is very important to our continued success. We encourage you to complete this survey and welcome your comments.

All of us in the GAC Domestic Relocation department wish you the best during your relocation and much success in your new assignment.

Please do not hesitate to call upon us if we can help you in any way.

The GAC Domestic Relocation department will update this policy as deemed necessary. Any questions pertaining to the interpretation of this policy should be directed to your GAC Consultant.

This policy is for informational purposes only. Nothing in this document or in any prior or subsequent, oral or written statement is intended to create any contract of employment or to create any rights in the nature of a contract of employment.

Motorola Mobility is an Equal Employment Opportunity/Affirmative Action Employer and fully complies with applicable Federal, State, and/or local laws, orders and regulations.

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

APPENDIX A – GROUP MOVE

PLAN A

SUMMARY MATRIX

RECOMMENDED PRACTICE POLICY COMPONENTS	RELOCATION POLICY ELEMENTS PLAN A
Eligibility Define who is eligible for each policy	Vice Presidents and above

Benefits Eligibility Relocation benefits must be used by 1/04/12	Yes Chief People Officer (CPO) has discretion to extend/increase eligibility

Repayment Agreement A relocation repayment agreement with a 12-month pro-rated repayment period thru 1/04/13 is included in the policy	Yes CPO has discretion to extend/change repayment terms

Repayment Agreement A relocation repayment agreement with a 12-month pro-rated repayment period is included in the current policy	N/A

Miscellaneous Expense Allowance (MEA) Allowance is intended to cover miscellaneous expenses not covered elsewhere in the policy	1 month’s salary, no tax assistance (current policy)

Broker Registration for both departure and destination locations

Process to be followed for real estate agent set-up; employee retains choice of agent as per current policy. Relocation vendor interviews and selects approved real estate companies.

Mandatory (current policy) Approved list to be provided in advance. Exceptions require approval.

Marketing Assistance

Employee participation should be mandatory. List price parameters need to be specific to ensure that employees are not over-listing their homes. The initial list price should be no higher than 105% of the initial Broker’s Market Analyses (BMAs).

Same List price within 105% of average of BMA’s

Home Sale Assistance: Buyer Value Option (BVO) Home sale assistance program that covers home selling costs for the employee. Certain procedures must be followed in order to reap tax advantages.	Provided

Home Sale Assistance: Guaranteed Buyout Program that provides a guaranteed appraised value offer if the employee is unsuccessful in selling the departure home.	GBO appraisal will be completed at the same time marketing starts and will remain valid for 180 days. SOX affected employees: No equity loans

Home Sale Incentive Incentive paid to homeowner for successful sale following relocation company procedures; percentage of sale price if sold within specific time period – not tax assisted	Sliding scale: 5% bonus paid for home sales within 5% of list price and 3% if sold above the GBO. Eligible for only one bonus payout. Payment is not grossed up.

Loss on Sale

Reimburse the difference between original purchase price and sale price, up to a cap. Capital improvements not included – purchase price as stated on closing statement. Tax assistance is provided.

Yes, with cap of $250,000, CPO has discretion to increase amount

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

Negative Equity Occurs when mortgage balance is higher than sale price. Tax assistance is provided.	Only with approval by CPO

Duplicate Housing When incurring housing costs in both old and new locations, reimbursement for interest, taxes, insurance, utilities and maintenance as per current policy	Up to 180 days based on the less expensive home. Exceptions require CPO approval

Lease Cancellation for Renters Reimburse for lease cancellation fees in departure location as per current policy	Yes, up to 3 months

Pre-Decision Trip

Provided prior to relocation acceptance, a trip for employee and spouse/partner only. Allows employee to make an informed decision and see area, housing, new facility, etc. Can be company-sponsored group trip or individual trip based on level and company decision

NOTE: If executive travels on corporate aircraft may be subject to imputed income tax as per IRS guideline. The company will provide a tax gross up if this occurs.

One trip, up to 5 days/4 nights

Home Finding Trip

Per current policy, home finding trip for employee and family, covers transportation, lodging, rental car, meals, child care and pet care.

While children are covered, recommend employee and spouse/partner only for most focused trip.

NOTE: If executive travels on corporate aircraft may be subject to imputed income tax as per IRS guideline. The company will provide a tax gross up if this occurs.

2 trips 10 days/9 nights total

Home or Rental Finding Assistance Assistance provided for efficient home finding trip. Cover rental finding fees when needed as per current policy.	Provided (current policy)

Temporary Living (TL)

Covered expenses to include lodging and food. Eliminate TL coverage if employee is no longer financially responsible for the old home, i.e., if the old home has been sold or rented.

Up to 60 days lodging and food

Return Trips Home (During TL)

To be used while separated from immediate family or to meet the movers for final move arrangements. Allow the spouse/partner to visit the new location in lieu of a return trip. Transportation costs to/from the old location covered.

Up to 6 trips

Home Purchase Assistance (may include current renters) Coverage includes reasonable and customary closing expenses, appraisal, legal fees and any home inspections according to local custom	Charges by the lending agency called “loan origination fees” not to exceed one (1) percent of the new mortgage amount

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

Final Move

Travel expenses covered for employee and family. These expenses include transportation (economy-class airfare or mileage), meals and lodging. IRS considers final move to include one night in old location, travel via most direct route and one night in the new location.

NOTE: If executive travels on corporate aircraft may be subject to imputed income tax as per IRS guideline. The company will provide a tax gross up if this occurs.

Provided (current policy)

Household Goods Shipment and Storage Van line move which generally includes packing, transportation, unpacking, some crating and insurance	Up to 60 days storage Ship up to 3 operable (non-antique or non-collectible) cars $200/pet for pet shipment

Enhanced Moving Services Expanded concierge services that provide professional organizers to unpack and put away household items	Provided

Spouse /Partner Career Relocation Assistance

Per current policy – if currently employed or planning to enter the workforce: provided by a national firm to assist spouse with job search; usually includes coaching on resume writing, interviewing, etc. If not employed or entering the work force in new location, up to $1,500 for eligible settling-in services.

Provided (current policy)

Cost of Living Allowance

Provided to assist with higher cost of living in new location; preliminary computation is based on current home address to work location. Subsequent calculation based on current home address to new home address with employee receiving the higher of the 2 calculations. Utilize a national independent cost of living provider such as ERI. Paid as a one-time lump sum using 3-year graduated payment calculation. Tax assistance is not provided.

Provided

Tax Assistance Tax assistance (also known as gross up) covers some or most of the tax liability incurred by the employee for relocation payments that are taxable income. *	Provided (current policy)

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

PLAN B

SUMMARY MATRIX

RECOMMENDED PRACTICE POLICY COMPONENTS	RELOCATION POLICY ELEMENTS PLAN B
Eligibility Define who is eligible for each policy	All employees

Benefits Eligibility Relocation benefits must be used by 1/04/12	Yes Chief People Officer (CPO) has discretion to extend/increase eligibility

Repayment Agreement A relocation repayment agreement with a 12-month pro-rated repayment period thru 1/04/13 is included in the policy	Yes CPO has discretion to extend/change repayment terms

Repayment Agreement A relocation repayment agreement with a 12-month pro-rated repayment period is included in the current policy	N/A

Miscellaneous Expense Allowance (MEA) Allowance is intended to cover miscellaneous expenses not covered elsewhere in the policy	1 month’s salary, no tax assistance (current policy)

Broker Registration for both departure and destination locations

Process to be followed for real estate agent set-up; employee retains choice of agent as per current policy. Relocation vendor interviews and selects approved real estate companies.

Mandatory (current policy) Approved list to be provided in advance. Exceptions require approval.

Marketing Assistance

Employee participation should be mandatory. List price parameters need to be specific to ensure that employees are not over-listing their homes. The initial list price should be no higher than 105% of the initial Broker’s Market Analyses (BMAs).

Same List price within 105% of average of BMAs

Home Sale Assistance: Buyer Value Option (BVO) Home sale assistance program that covers home selling costs for the employee. Certain procedures must be followed in order to reap tax advantages.	Provided

Home Sale Assistance: Guaranteed Buyout Program that provides a guaranteed appraised value offer if the employee is unsuccessful in selling the departure home.	GBO appraisal will be completed at the same time marketing starts and will remain valid for 180 days.

Home Sale Incentive Incentive paid to homeowner for successful sale following relocation company procedures; percentage of sale price if sold within specific time period – not tax assisted	Sliding scale: 5% bonus paid for home sales within 5% of list price and 3% if sold above the GBO. Eligible for only one bonus payout. Payment is not grossed up.

Loss on Sale

Reimburse the difference between original purchase price and sale price, up to a cap. Capital improvements not included – purchase price as stated on closing statement. Tax assistance is provided.

Yes, with cap of $150,000 No Exceptions

Negative Equity Occurs when mortgage balance is higher than sale price. Tax assistance is provided.	Only with approval by CPO

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

Duplicate Housing When incurring housing costs in both old and new locations, reimbursement for interest, taxes, insurance, utilities and maintenance as per current policy	Up to 180 days based on the less expensive home. Exceptions require CPO approval.

Lease Cancellation for Renters Reimburse for lease cancellation fees in departure location as per current policy	Yes, up to 3 months

Pre-Decision Trip

Provided prior to relocation acceptance, a trip for employee and spouse/partner only. Allows employee to make an informed decision and see area, housing, new facility, etc. Can be company-sponsored group trip or individual trip based on level and company decision

NOTE: If executive travels on corporate aircraft may be subject to imputed income tax as per IRS guideline. The company will provide a tax gross up if this occurs.

One trip, up to 5 days/4 nights

Home Finding Trip

Per current policy, home finding trip for employee and family, covers transportation, lodging, rental car, meals, child care and pet care.

While children are covered, recommend employee and spouse/partner only for most focused trip.

NOTE: If executive travels on corporate aircraft may be subject to imputed income tax as per IRS guideline. The company will provide a tax gross up if this occurs.

1 trip 7 days/6 nights

Home or Rental Finding Assistance Assistance provided for efficient home finding trip. Cover rental finding fees when needed as per current policy	Provided (current policy)

Temporary Living (TL)

Covered expenses to include lodging and food. Eliminate TL coverage if employee is no longer financially responsible for the old home, i.e., if the old home has been sold or rented

Up to 60 days lodging and food

Return Trips Home (During TL)

To be used while separated from immediate family or to meet the movers for final move arrangements. Allow the spouse/partner to visit the new location in lieu of a return trip. Transportation costs to/from the old location covered.

Up to 4 trips

Home Purchase Assistance (may include current renters) Coverage includes reasonable and customary closing expenses, appraisal, legal fees and any home inspections according to local custom	Charges by the lending agency called “loan origination fees” not to exceed one (1) percent of the new mortgage amount.

Final Move

Travel expenses covered for employee and family. These expenses include transportation (economy-class airfare or mileage), meals and lodging. IRS considers final move to include one night in old location, travel via most direct route and one night in the new location.

NOTE: If executive travels on corporate aircraft may be subject to imputed income tax as per IRS guideline. The company will provide a tax gross up if this occurs.

Provided (current policy)

Revised 02-16-11

Motorola Mobility Domestic Relocation	GAC Domestic Relocation Policy: Homeowners

Household Goods Shipment and Storage Van line move which generally includes packing, transportation, unpacking, some crating and insurance	Up to 60 days storage Ship up to 3 operable (non-antique or non-collectible) cars $200/pet for pet shipment

Enhanced Moving Services Expanded concierge services that provide professional organizers to unpack and put away household items	Provided

Spouse /Partner Career Relocation Assistance

Per current policy — if currently employed or planning to enter the workforce: provided by a national firm to assist spouse with job search; usually includes coaching on resume writing, interviewing, etc. If not employed or entering the work force in new location, up to $1,500 for eligible settling-in services.

Provided (current policy)

Cost of Living Allowance

Provided to assist with higher cost of living in new location; preliminary computation is based on current home address to work location. Subsequent calculation based on current home address to new home address with employee receiving the higher of the 2 calculations. Utilize a national independent cost of living provider such as ERI. Paid as a one-time lump sum using 3-year graduated payment calculation. Tax assistance is not provided.

Provided

Tax Assistance Tax assistance (also known as gross up) covers some or most of the tax liability incurred by the employee for relocation payments that are taxable income.	Provided (current policy)

Revised 02-16-11